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                                      EXHIBIT 23

                           CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Maverick Restaurant Corporation:

We consent to incorporation by reference in the registration statement (no. 33-72320) on Form S-8 of Maverick Restaurant Corporation of our report dated March 21, 1997, except as to note 11, which is as of March 24, 1997, relating to the balance sheets of Maverick Restaurant Corporation as of January 26, 1997 and January 28, 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 26, 1997, which report appears in the January 26, 1997 annual report on Form 10-K of Maverick Restaurant Corporation.





                                                 KPMG Peat Marwick LLP


Wichita, Kansas
April 22, 1997